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                                                                      EXHIBIT 99



           Republic Services to Buy Assets from Waste Management, Inc.

         FORT LAUDERDALE, Fla., Sept. 28 /PRNewswire/ -- Republic Services, Inc. (NYSE: RSG) today announced that it has signed a definitive agreement to acquire from Waste Management, Inc. substantially all of the assets Waste Management is required to divest as part of the USA Waste-Waste Management merger plus additional properties and assets (NYSE: WMI) for approximately $500 million cash and certain properties. The purchase is expected to add $160 million of annual revenue to Republic Services and be accretive to earnings.

         The transaction is expected to close before the end of the year, subject to approvals from various state and federal agencies and other customary closing conditions.

         The assets to be acquired include 16 landfills, 11 transfer stations and 136 commercial collection routes across the United States as well as disposal agreements at various Waste Management facilities.

         Republic expands its presence in four existing markets and enters 16 new markets with the purchase of these assets. The acquisition includes fully integrated collection and disposal operations in nine markets including Houston, Texas; Denver, Colorado; Louisville, Kentucky; Portland, Oregon; Pittsburgh, Pennsylvania and Detroit, Michigan, as well as the cities of Akron, Cleveland and Columbus in Ohio.

         Whit Hudson, Vice Chairman of Republic Services said, "Acquiring these assets from Waste Management is a major step forward for Republic Services. It increases our number of fully integrated operations and provides significant disposal capacity for our existing collections operations in the Los Angeles, Eastern Pennsylvania and New Jersey markets. Our entry into new markets provides an excellent platform from which to grow."

         Republic Services, Inc. is one of the largest providers of non-hazardous solid waste collection and disposal services in the United States. Its operating units provide solid waste collection services for commercial, industrial, municipal and residential customers in 28 states.

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

SOURCE:  Republic Services, Inc.              9/28/98